EXECUTIVE EMPLOYMENT AGREEMENT


         This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated February 14, 2005 by and between Xenomics, Inc., a Florida corporation (the "Company"), and Bernard Denoyer, an individual (the "Executive").

         The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

         1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

                  1.1 Duties and Responsibilities. Executive shall serve as Vice President - Controller. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company's Chief Executive Officer from time to time. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which she is employed hereunder and of the place or places at which such services shall be rendered. The Executive agrees that he will sign various federal and state securities filings as the Company's principal accounting officer.

                  1.2 Employment Term. The term of Executive's employment under this Agreement shall commence as of February 14, 2005 (the "Effective Date") and shall continue for 12 months, unless earlier terminated in accordance with
Section 4 hereof. The term of Executive's employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the "Employment Term," such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective "Employment Term" as that term is defined below. The period commencing as of the Effective Date and ending 12 months thereafter or such later date to which the term of Executive's employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the "Employment Term."

                  1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote at least two (2) days per week to such duties and responsibilities. Except for his employment with Callisto Pharmaceuticals, Inc., Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Company's Board of Directors (the "Board"), which consent shall not be unreasonably withheld.

                  1.4 Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $60,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

                  1.5 Reimbursement of Expenses. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group.

                  1.6 Options. The Compensation Committee of the Board will make an initial grant of options to the Executive of 75,000 incentive stock options under the Company's 2004 Stock Option Plan with an exercise price of $2.50 per share. Such options will vest at the rate of 25,000 per year for a period of three years beginning on January 14, 2006.

                  1.7 No Other Compensation. Except as expressly provided in Sections 1.4 and 1.6, Executive shall not be entitled to any other compensation or benefits.

         2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession. As a condition of Executive's continued employment with the Company and in order to protect the Company's interest in such proprietary information, the Company shall require Executive's execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit "A", and incorporated herein by this reference.

         3. Non-Competition; Non-Solicitation.

                  3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 3.1, (i) "Competing Business" means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to genetic testing through the use of urine specimens and (ii) "Covered Area" means all geographical areas of the United States, Ireland, Germany and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

                  3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

                  3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

         4. Termination.

                  4.1 By Company. The Company, by action of the Chief Executive Officer or acting by duly adopted resolutions of the Board of Directors, may, in its discretion and at its option, terminate the Executive's employment with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. In the event the Company desires to terminate the Executive's employment without Cause, the Company shall give the Executive not less than thirty (30) days advance written notice. Termination of Executive's employment hereunder shall be deemed to be "for Cause" in the event that Executive violates any provisions of this Agreement, is guilty of any criminal act other than minor traffic violations, is guilty of willful misconduct or gross neglect, or gross dereliction of his duties hereunder or refuses to perform his duties hereunder after notice of such refusal to perform such duties or directions was given to Executive by the Chief Executive Officer or Board of Directors.

                  4.2 By Executive's Death or Disability. This Agreement shall also be terminated upon the Executive's death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.

                  4.3 Compensation on Termination. In the event the Company terminates Executive's employment, all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. In the event of termination by reason of Executive's death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive's Base Salary accrued through the date of termination. Upon termination of Executive, if Executive executes a written release, substantially in the form attached hereto as Exhibit "B" (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than Executive's entitlement under any employee benefit plan or program sponsored by the Company in which Executive participated), unless the Employment Term expires or termination is for Cause, the Executive shall receive, in full settlement of any claims Executive may have related to his employment by the Company, Base Salary for 30 calendar days from the date of termination, provided Executive is in full compliance with the provisions of Sections 2 and 3 of this Agreement.

                  4.4 Voluntary Termination. Executive may voluntarily terminate the Employment Term upon sixty (60) days' prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

         5. General Provisions.

                  5.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

                  5.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):


         If to the Company, to:     Xenomics, Inc.
                                    420 Lexington Avenue, Suite 1701
                                    New York, NY 10170

         If to Executive, to:       Bernard Denoyer

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

                  5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  5.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

                  5.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

                  5.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

                  5.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

                  5.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.


                                                    XENOMICS, INC.



                                                    By:  /s/ V. Randy White
                                                       ------------------------
                                                       V. Randy White
                                                       Chief Executive Officer


                                                        /s/ Bernard Denoyer
                                                       ------------------------
                                                       Bernard Denoyer